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                                                                   EXHIBIT 23.4

                          FINANCIAL ADVISOR'S CONSENT

We consent to the use of our fairness opinion letter dated November 20, 2001 and the update to be dated as of the date of the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by Southern Community Bancorp in connection with the proposed merger of Peninsula Bancorp, Inc. to be included in such Prospectus/Proxy Statement, subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analysis conducted by us, and the use of our name in such Proxy Statement/Prospect in conjunction therewith.

PROFESSIONAL BANK SERVICES, INC.
Louisville, Kentucky
March 20, 2001